Exhibit 10.3

SECOND AMENDMENT TO SUBSTITUTE GUARANTY AGREEMENT

SECOND AMENDMENT TO SUBSTITUTE GUARANTY AGREEMENT, dated as of July 12, 2013 (this “Amendment”), by and among ARES COMMERCIAL REAL ESTATE CORPORATION, a Maryland corporation, whose address is c/o Ares Management LLC, One North Wacker Drive, 48th Floor, Chicago, IL 60606 (the “Guarantor”), and CITIBANK, N.A., a national banking association, whose address is 388 Greenwich Street, New York, New York 10013  (the “Lender”).

R E C I T A L S:

WHEREAS, ACRC Lender C LLC, a Delaware limited liability company (“Borrower”) and the Lender entered into that certain Master Loan and Security Agreement dated as of December 8, 2011, as amended by that certain First Amendment to Master Loan and Security Agreement, dated as of April 16, 2012 and that certain Second Amendment to Master Loan and Security Agreement, dated as of July 12, 2013 (as further amended, restated, supplemented or otherwise modified and in effect from time to time, collectively, the “Loan Agreement”).

WHEREAS, in connection with the Loan Agreement, Guarantor executed and delivered that certain Substitute Guaranty Agreement in favor of Lender, dated as of May 1, 2012, as amended by that certain First Amendment to Substitute Guaranty Agreement, dated as of April 29, 2013 (as further amended, restated, supplemented or otherwise modified and in effect from time to time, collectively, the “Guaranty Agreement”; capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Guaranty Agreement).

WHEREAS, Guarantor and Lender desire to amend the Guaranty Agreement as more specifically set forth herein.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto hereby covenant, agree, represent and warrant that the Guaranty Agreement is hereby amended as follows, effective as of the date hereof:

Section 1.              Amendment to Guaranty Agreement.

1.1          Section 11.7(b) of the Guaranty Agreement is hereby deleted in its entirety and replaced with the following:

“(b)  Minimum Total Liquidity.  Guarantor’s Total Liquidity to be less than the greater of (x) $5,000,000 and (y) 5% of Guarantor’s Recourse Indebtedness, not to exceed $10,000,000; provided, that notwithstanding the foregoing or anything herein to the contrary, in the event Guarantor’s Total Liquidity shall equal or exceed $5,000,000 (such amount, the “Guarantor’s Actual Total Liquidity

Amount”), then Guarantor may satisfy the difference between the minimum Total Liquidity requirement and the Guarantor’s Actual Total Liquidity Amount with Available Borrowing Capacity.”

1.2          The words “and thereafter on a quarterly basis” in the fourth line of Section 11.7 of the Guaranty Agreement are hereby deleted in their entirety and replaced with the following:  “and thereafter as of the end of each Test Period”.

1.3          Section 11.7(c) of the Guaranty Agreement is hereby deleted in its entirety and replaced with the following:

“(c)  Fixed Charge Coverage Ratio.  Guarantor’s Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.”

1.4          Section 1 of the Guaranty Agreement is hereby amended by (1) deleting the defined terms “Consolidated Net Income”, “Dividend Payout Ratio”, “Guarantor Dividend Distributions” and “REIT”, (2) adding the following new defined terms in their appropriate alphabetical location, and (3) deleting the defined term “Tangible Net Worth” and replacing it with the new definition of “Tangible Net Worth”:

“Available Borrowing Capacity” means, with respect to any Person, on any date of determination, the total unrestricted borrowing capacity which may be drawn (taking into account required reserves and discounts) upon by such Person or its Subsidiaries, at such Person’s or its Subsidiaries’ request based upon approved but undrawn amounts, under committed credit facilities or repurchase agreements which provide financing to such Person or its Subsidiaries.

“Debt Service” means, for any Test Period, the sum of (a) Interest Expense for Guarantor determined on a consolidated basis for such period, and (b) all regularly scheduled principal payments made with respect to Indebtedness of Guarantor and its Subsidiaries during such period, other than (i) any voluntary or involuntary prepayment or (ii) prepayment occasioned by the repayment of an underlying asset, or any balloon, bullet, margin or similar principal payment which repays such Indebtedness in part or in full.

“EBITDA” means, with respect to any Person and for any Test Period, an amount equal to the sum of (a) Net Income (or loss) of such Person (prior to any impact from minority or non-controlling interests or joint venture net income and before deduction of any dividends on preferred stock of such Person), plus the following (but only to the extent actually included in determination of such Net Income (or loss)): (i) depreciation and amortization expense (other than those related to capital expenditures that have not been included in the calculation of Fixed Charges as defined in the Guarantee Agreement), (ii) Interest Expense, (iii) income tax expense, (iv) extraordinary or non-recurring gains, losses and expenses including but not limited to transaction expenses relating to business combinations, other acquisitions and unconsummated transactions, (v) unrealized loan loss reserves,  impairments and other similar charges including but not limited to reserves for loss sharing arrangement associated with mortgage servicing rights, (vi) realized losses on loans and loss sharing arrangements associated with mortgage servicing rights and (vii) unrealized gains, losses and expenses associated with (A) derivative liabilities including but not limited to convertible note issuances and (B) mortgage servicing rights (other than the initial revenue recognition of recording an asset), plus (b) such Person’s proportionate share of Net Income (prior to any impact from minority or non-controlling interests or joint venture net income and before deduction of any dividends on preferred stock of such Person) of the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period.

“Fixed Charge Coverage Ratio” means, with respect to Guarantor, the EBITDA (as determined in accordance with GAAP) for the immediately preceding twelve (12) month period ending on the last date of the applicable Test Period, divided by the Fixed Charges for the immediately preceding twelve (12) month period ending on the last date of the applicable Test Period.

“Fixed Charges” means, with respect to Guarantor at any time, the sum of (a) Debt Service, (b) all preferred dividends that Guarantor is required, pursuant to the terms of the certificate of designation or other similar document governing the rights of preferred shareholders, to pay and is not permitted to defer, (c) Capital Lease Obligations paid or accrued during such period, and (d) any amounts payable under any Ground Lease.

“Interest Expense” means, with respect to any Person and for any Test Period, the amount of total interest expense incurred by such Person, including capitalized or accruing interest (but excluding interest funded under a construction loan and the amortization of financing costs), plus such Person’s proportionate share of interest expense from the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period.

“Net Income” means, with respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Recourse Indebtedness” means, with respect to any Person, on any date of determination, the amount of (x) Indebtedness for which such Person has recourse liability in part or in whole (such as through a guarantee agreement), exclusive of any such Indebtedness for which such recourse liability is limited to obligations relating to or under agreements containing customary nonrecourse carve-outs or (y) Indebtedness which contains “mark-to-market” provisions entitling the lender to such Person to require repayments based upon changes in asset values from time to time, whether due to price or credit movements.

“Tangible Net Worth” means, with respect to any Person and any date, (i) all amounts which would be included under capital or shareholder’s equity (or any like caption) on a consolidated balance sheet of such Person and its consolidated Subsidiaries, as determined in accordance with GAAP, plus, without duplication,

(ii) all Qualified Capital Commitments plus origination fees, net of deferred origination costs, minus (a) intangible assets included in the foregoing and (b) prepaid taxes and/or expenses, all on or as of such date. For sake of clarity, mortgage servicing rights shall not be deemed to be intangible assets.

“Test Period” means the time period from the first day of each calendar quarter, through and including the last day of such calendar quarter.

Section 2.              Covenants, Representations and Warranties of Borrower.

2.1          The Guarantor hereby ratifies, confirms and reaffirms, as of the date hereof, that all of the terms, covenants, indemnifications and provisions of the Guaranty Agreement are and shall remain in full force and effect without change except as otherwise expressly and specifically modified by this Amendment.

2.2          The Guarantor hereby represents and warrants that this Amendment has been duly executed and delivered by the Guarantor.  This Amendment is the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

2.3          The Guarantor hereby represents and warrants that, to the best of its knowledge, as of the date hereof, (i) no Event of Default (as defined in the Loan Agreement) has occurred and is continuing and no event which, but for the passage of time or the giving of notice or both, would constitute an Event of Default, (ii) no Event of Default will occur as a result of the execution, delivery and performance by the Guarantor of this Amendment, and (iii) no default under any of the terms, covenants or provisions of the Guaranty Agreement has occurred and is continuing and no event which, but for the passage of time or the giving of notice or both, would constitute a default under the Guaranty Agreement.

Section 3.              Effect Upon Loan Documents.

3.1          The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender under the Loan Documents (as defined in the Loan Agreement), or any other document, instrument or agreement executed and/or delivered in connection therewith.

3.2          The Guarantor acknowledges that nothing contained herein shall be construed to relieve the Guarantor or the Borrower from their respective obligations under any Loan Document (as defined in the Loan Agreement) except as otherwise expressly and specifically modified by this Amendment.

Section 4.              No Oral Modification.   This Amendment may not be modified, amended, waived, changed or terminated orally, but only by an agreement in writing signed by the party against whom the enforcement of the modification, amendment, waiver, change or termination is sought.

Section 5.              Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 6.              Counterparts.  This Amendment may be executed in any number of duplicate originals and each such duplicate original shall be deemed to constitute but one and the same instrument.

Section 7.              Invalidity.  If any term, covenant or condition of this Amendment shall be held to be invalid, illegal or unenforceable in any respect, this Amendment shall be construed without such provision.

Section 8.              Governing Law.  This Amendment shall be governed by the laws of the state of New York (without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction) and applicable United States Federal Law.

Section 9.              No Novation.  No action undertaken pursuant to this Amendment shall constitute a waiver or a novation of the Lender’s rights under the Guaranty Agreement or any of the other Loan Documents (as defined in the Loan Agreement).

Section 10.            Costs.  The Guarantor hereby acknowledges and agrees that it shall be responsible for the payment of any out-of-pocket costs, fees and expenses of the Lender incurred in connection with the preparation, negotiation, execution or delivery of this Amendment (including, without limitation, the reasonable fees and disbursements of counsel to the Lender).

[Signatures appear on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the day and year first above written.

GUARANTOR:

ARES COMMERCIAL REAL ESTATE
CORPORATION, a Maryland corporation

By:	/s/ Timothy B. Smith
Name: Timothy B. Smith
Title: Vice President

[SIGNATURES CONTINUE ON NEXT PAGE]

LENDER:

CITIBANK, N.A.,
a national banking association

By:	/s/ Richard B. Schlenger
Name: Richard B. Schlenger
Title: Authorized Signatory